Exhibit 10.14
AGREEMENT AND GENERAL RELEASE
     THIS TERMINATION AND RELEASE AGREEMENT (“Agreement and General Release”), dated as of the Effective Date (as hereinafter defined in paragraph 20), is made by and between WYNDHAM WORLDWIDE OPERATIONS, INC., a Delaware Corporation (the “Company”), and VIRGINIA M. WILSON (hereinafter collectively with her heirs, executors, administrators, successors and assigns, “Ms. Wilson”):
W I T N E S S E T H:
     WHEREAS, Ms. Wilson and the Company are parties to an Employment Agreement (the “Employment Agreement”), effective as of July 31, 2006, pursuant to which she is employed as the Chief Financial Officer of the Company; and
     WHEREAS, the Period of Employment as defined in the Employment Agreement will end on July 31, 2009, and Ms. Wilson and the Company have mutually agreed not to renew the Employment Agreement, thus resulting in the termination of Ms. Wilson’s employment; and
     WHEREAS, the terms of this Agreement and General Release are the products of mutual negotiation and compromise between Ms. Wilson and the Company; and
     Ms. Wilson has carefully considered other alternatives to executing this Agreement and General Release.
     THEREFORE, Ms. Wilson and the Company, for the full and sufficient consideration set forth below, agree as follows:
     1. Termination Date. Unless earlier terminated under paragraph 2 below, Ms. Wilson’s Termination Date shall be on November 13, 2009 (the “Termination Date”). Effective as of the Termination Date, Ms. Wilson shall execute and deliver to the Company a letter resigning as an officer and/or director of the Company and each of its subsidiaries and affiliates.
     2. Early Termination of Employment. Wyndham may terminate Ms. Wilson’s employment earlier than the Termination Date for Cause, as defined in the Employment Agreement. In the event of such termination for Cause, or in the event Ms. Wilson resigns employment prior to the Termination Date, no further payments or benefits under this Agreement shall be made to Ms. Wilson, and she shall not be entitled to any such further payments or benefits.
     3. Role and Compensation. From the Effective Date (as defined below) through and including the Termination Date, Ms. Wilson shall continue to perform in the role of Chief Financial Officer, performing the same duties she performed pursuant to the

Virginia Wilson Separation Agreement

Employment Agreement. She shall continue to be paid at the same rate of pay at which she currently is paid. She shall continue to be eligible for the same employee benefits that she is currently receiving, including her participation in the Company’s Officer Deferred Compensation and Employee Savings Plans, as well as the executive medical program (MERP) through the Termination Date in accordance with the Company’s customary practices applicable to senior executives of the Company. She also will continue to be eligible for tax gross up, for the use of the company provided automobile, and her financial planning services. Upon permission from the Company, which permission shall not unreasonably be withheld, and provided the duties do not conflict with her duties and obligations to the Company, Ms. Wilson may obtain employment with another employer prior to the Termination Date. In addition, upon Wyndham’s hire of a new Chief Financial Officer, and provided Ms. Wilson remains available for transition purposes through and including the Termination Date, the Company will relieve Ms. Wilson of her duties as it, in its sole authority, deems appropriate. Other than as set forth below, Ms. Wilson shall not be eligible for any other payments from the Company.
     4. Consideration for Release of Claims and Compliance with Promises. In consideration for the execution by Ms. Wilson of this Agreement and General Release and compliance with the promises made herein, and provided the Agreement and General Release is executed and Effective, the Company agrees:
a.	to pay Ms. Wilson consideration in the amount of Two Million Fifty Six Thousand Dollars and zero cents ($2,056,000.00), subject to applicable taxes, withholding and deductions, representing 200% of (a) Ms. Wilson’s annual base salary, plus (b) her annual target Incentive Compensation Award; said payment to be made in a single lump sum, no later than twenty (20) business days after the later of (a) the Effective date of this Agreement and General Release or (b) the Termination Date.

Virginia Wilson Separation Agreement

b.	to vest, effective on the Termination Date, all long-term equity incentive awards granted to Ms. Wilson during the Period of Employment (as defined in the Employment Agreement) which otherwise would have vested within one (1) year of the Termination Date. All such awards which are stock options or stock appreciation rights will remain open and outstanding for a period of two (2) years following the Termination Date (but not beyond the original expiration date). In addition, the post termination exercise period for any outstanding awards to purchase common stock of the Company and common stock of Avis Budget Group, Inc., that were converted from awards to purchase common stock of Cendant Corporation in connection with the separation of Cendant Corporation will be extended to up to three years from the Termination Date, but not beyond the original expiration date of the options. This extended exercise period applies ONLY to stock options which were vested as of December 31, 2004, as adopted by the Wyndham Worldwide Board of Directors Compensation Committee. For the avoidance of doubt, the long-term equity incentive awards addressed in this provision are attached as Exhibit A to this Agreement and General Release.

c.	Should Ms. Wilson Die or become Disabled, as defined in Section VII of the Employment Agreement, during the period from July 31, 2009, through the Termination Date, she (or in the case of her death, then her heirs, successors or assigns) shall receive the payments and benefits set forth in paragraph 4(a) and (b) above.

d.	Ms. Wilson may continue to utilize the financial services provided through The Ayco Company for the remainder of the 2009 calendar year and through the 2009 tax season, ending in April, 2010.

e.	Ms. Wilson shall be eligible to continue to use the vehicle provided to her through the PHH Executive Car Lease program, upon the same terms as currently are in effect, through and until May 31, 2010. At that time, Ms. Wilson shall have the option to purchase the vehicle in accordance with the terms of such program. If Ms. Wilson chooses not to purchase the vehicle, she shall relinquish the vehicle to Human Resources.

f.	Provided Ms. Wilson directs prospective employers to call either Mr. Holmes or Ms. Falvey, then either or both of them shall provide a positive reference on Ms. Wilson’s behalf. However, upon general inquiry to the Human Resources department, prospective employers other than Released Parties (as defined below) will be advised only as to the dates of Ms. Wilson’s employment and her most recent job title. Last salary will be provided if Ms. Wilson has provided a written release for the same.

Virginia Wilson Separation Agreement

g.	Provided such services are utilized within one year of the Termination Date, to provide Ms. Wilson with the Executive Level outplacement service program offered by DiNicola Partners.
     5. Tax Indemnification. Ms. Wilson is obligated for the payment of any taxes, local, state or federal which may become due and owing on these sums and in this regard agrees to hold the Company, its parents, its affiliates, subsidiaries, divisions, successors and assigns and the employees, officers, directors and agents thereof (collectively referred to throughout this Agreement as the “Released Parties”) harmless for any taxes, interest or penalties deemed by the government as due thereon from her.
     6. Acknowledgment of Adequate Consideration. Ms. Wilson understands and agrees that she would not receive the monies and/or benefits specified in paragraph 4 above, except for her execution of this Agreement and General Release, and the fulfillment of the promises contained herein, and that such consideration is greater than any amount to which she would otherwise be entitled.
     7. Release of Claims. Ms. Wilson, of her own free will knowingly and voluntarily releases and forever discharges the Released Parties, of and from any and all actions or causes of action, suits, claims, charges, complaints, promises demands and contracts (whether oral or written, express or implied from any source), or any nature whatsoever, known or unknown, suspected or unsuspected, which Ms. Wilson or Ms. Wilson’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can shall or may have against the Released Parties by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Ms. Wilson executes this Agreement and General Release, including, but not limited to:
a.	any and all claims relating in any way to Ms. Wilson’s employment relationship with the Company or any of the Releasees, or the termination of Ms. Wilson’s employment relationship with the Company or any of the Releasees; including, but not limited to, any claims for salary, bonuses, severance pay, or vacation pay, any alleged violation of the National Labor Relations Act (“NLRA”), any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”)(except for vested benefits which are not affected by this agreement), the Americans With Disabilities Act of 1990, as amended (“ADA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Federal Family and Medical Leave Act (“FMLA”), the Federal Worker Adjustment Retraining Notification Act (“WARN”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); and

Virginia Wilson Separation Agreement

b.	the New Jersey Equal Pay Law; Law Against Discrimination; Occupational Safety and Health Laws; Conscientious Employee Protection Act; Tobacco Use Discrimination Law; Family Leave Act; Wage and Hour Laws; “Workers’ Compensation: Retaliation” provision; Worker Adjustment Retraining Notification provision; “Political Activities of Employees” provision; “Lie Detector Tests” provision;

c.	relating to wrongful employment termination or breach of contract;

d.	any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or cessation of her employment with the Company including, but not limited to, any allegations for costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.

e.	Provided, however, that notwithstanding the foregoing, nothing contained in this Release shall in any way diminish or impair: (i) any rights Ms. Wilson may have, from and after the date the Agreement is Effective, under this Agreement and Release; (ii) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or Delaware law; (iii) any rights Ms. Wilson may have to vested benefits under the employee benefit plans of the Company; or (iv) any rights or claims Ms. Wilson may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Ms. Wilson further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Ms. Wilson arising out of her employment with the Company or any of the Releasees and that no further payments or benefits are owed to Ms. Wilson by the Company or any of the Releasees.
     8. No Current Charges. Ms. Wilson also acknowledges that she does not have any current charge against any of the Released Parties pending before any local, state or federal agency regarding her employment.
     9. No Personal Recovery. Ms. Wilson shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on Ms. Wilson’s behalf in any way arising out of or relating to the matters released under this Agreement and General Release.
     10. Non-Disparagement. Ms. Wilson represents that she has not and agrees that she will not in any way disparage the Company or any known Released Party, their current and

Virginia Wilson Separation Agreement

former officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities.
     11. Survival of Post Employment Duties of the Employment Agreement. Ms. Wilson acknowledges and agrees that Sections VIII, IX, X, and XI of the Employment Agreement, pertaining to “Other Duties of the Executive During and After the Period of Employment,” “Indemnification,” “Mitigation,” and “Withholding Taxes,” respectively, are intended to survive the Period of Employment, and such provisions remain in full force and effect as if fully set forth herein. For clarification purposes, Ms. Wilson shall honor the Post Employment Obligations for a period of one year following the Termination Date. Ms. Wilson also acknowledges her continuing obligations under the Company Business Principles.
     12. Return of Company Property. Ms. Wilson acknowledges and confirms that no later than the Termination Date, she will have returned all company property to the Company including, but not limited to, all Company Confidential and Proprietary Information in her possession, regardless of the format and no matter where maintained. Ms. Wilson also certifies that all electronic files residing or maintained on any personal computer devices (thumb drives, personal computers or otherwise) will be returned and no copies retained. Ms. Wilson also will have returned her identification card, and computer hardware and software, all paper or computer based files, business documents, and/or other Business Records or Office Documents as defined in the Company Document Management Program, as well as all copies thereof, credit and procurement cards, keys and any other Company supplies or equipment in her possession. In addition, Ms. Wilson confirms that any business related expenses for which she seeks or will seek reimbursement will have been documented and submitted to the Company. Finally, any amounts owed to the Company will have been paid.
     13. Business Expense Reimbursement. Ms. Wilson acknowledges and agrees that in the event Ms. Wilson has been reimbursed for business expenses, but has failed to pay her American Express bill related to such reimbursed expenses, the Company has the right and is hereby authorized to deduct the amount of any unpaid American Express Business Card bill from the severance payments or otherwise suspend severance payments in an amount equal to the unpaid business expenses without being in breach of this Agreement and General Release.
     14. Right to Assist Other Parties. Ms. Wilson understands that if this Agreement and General Release were not signed, she would have the right to voluntarily assist other individuals or entities in bringing claims against any of the Released Parties. Ms. Wilson hereby waives that right and agrees that she will not provide any such assistance other than the assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or other federal, state or local agency, or pursuant to a valid subpoena or court order. Ms. Wilson agrees that if such a request for assistance is made by any agency of the federal, state or local government, or pursuant to a valid subpoena or court order, she shall advise the company in writing of such a request no later than three (3) days after receipt of such request.

Virginia Wilson Separation Agreement

     15. Governing Law; Severability. This Agreement and General Release is made in the State of New Jersey and shall be interpreted under the laws of said State. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this in full force and effect. However, if as a result of any action initiated by Ms. Wilson, any portion of the general release language were ruled to be unenforceable for any reason, Ms. Wilson shall return the consideration paid hereunder to the Company.
     16. Non-Admission of liability. Ms. Wilson agrees that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Ms. Wilson or by the Company of any liability or unlawful conduct of any kind, all of which Ms. Wilson and the Company deny.
     17. Modification; Waiver. This Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
     18. Complete Understanding. This Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, with the exception of the Surviving Provisions of the Employment Agreement as referenced and incorporated in paragraph 11 herein. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.
     19. Headings. The headings in this Agreement and General Release are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.
     20. Voluntary Execution. Ms. Wilson acknowledges and agrees that meaning, effect and terms of this Agreement and General Release have been fully explained to Ms. Wilson; and that she has been advised by the Company that she should consult with an attorney prior to executing this Agreement and General Release; and Ms. Wilson is being afforded at least twenty-one (21) days to consider the meaning and effect of this Agreement and General Release. Ms. Wilson further understands that she may revoke this Agreement and General Release for a period of seven (7) calendar days following the day she executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Mary Falvey, Chief Human Resources Officer, Wyndham Worldwide, 22 Sylvan Way, Parsippany, NJ, and state, “I hereby revoke my acceptance of your Agreement and General Release.” Said revocation must be personally delivered to the Company or its designee, or mailed to the Company and postmarked within seven (7) calendar days of execution of this Agreement and General Release. The Agreement and General Release shall not be effective, and no payments shall be due hereunder, until the eighth (8th) day after Ms. Wilson

Virginia Wilson Separation Agreement

shall have executed the Release and returned it to the Company, assuming that Ms. Wilson had not revoked her consent to the Release prior to such date (the “Effective Date”).
WHEREFORE, THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE. MS. WILSON UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS SHE HAD OR MIGHT HAVE AGAINST THE COMPANY; AND SHE ACKNOWLEDGES THAT SHE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 4 ABOVE, MS. WILSON FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE. MS. WILSON AGREES THAT ANY CHANGES, MATERIAL OR IMMATERIAL TO THIS AGREEMENT AND GENERAL RELEASE, DID NOT RESTART THE TWENTY-ONE (21) DAY REVIEW PERIOD.

Virginia Wilson Separation Agreement

     THEREFORE, the parties to this Agreement and General Release now voluntarily and knowingly execute this Agreement.

/s/ Virginia M. Wilson
Virginia M. Wilson
Signed and sworn before me this 7th day of July, 2009

/s/ Sherri Lee Grissom
Notary Public

SHERRI LEE GRISSOM	WYNDHAM WORLDWIDE OPERATIONS, INC.
NOTARY PUBLIC OF NEW JERSEY	By:	/s/ Mary R. Falvey
My Commission Expires		Mary R. Falvey
April 15, 2014		Executive Vice President and Chief Human Resources Officer